File No. 000-55621

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 10/A

AMENDMENT NO. 2 TO THE
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE SECURITIES
EXCHANGE ACT OF 1934

TEXAS REPUBLIC CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Texas	45-5311713
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

115 Wild Basin Road, Suite 306
Austin, Texas 78746
(Address, including zip code, of principal executive offices)

(512)330-0099
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Class
Common Stock, par value $0.01 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	□	Accelerated filer	□
Non-accelerated filer	□ (Do not check if a smaller reporting company)	Smaller reporting company	■

ii

This registration statement on Form 10 (this “Registration Statement”) is being filed to register common stock, par value $0.01 per share (the “Shares”), of Texas Republic Capital Corporation. (the “Company”). Except as otherwise indicated or unless the context otherwise requires, the terms “we,” “us,” “ours,” and the “Company” refer to our Company and its consolidated subsidiary.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of any of the securities of Rich Uncles or determined if this Registration Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Registration Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

We have not authorized any person to provide you with information other than the information contained in this Registration Statement or to which we have referred you. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this Registration Statement is correct as of the date hereof, and the delivery of this Registration Statement shall not create the implication that the information contained herein is correct at any time other than as of the date hereof.

Certain provisions of our Certificate of Incorporation and Bylaws and other supporting documents are summarized in this Registration Statement, but you should not assume that such summaries are complete, and you are specifically referred to the documents filed as exhibits to this Registration Statement for the complete information concerning your rights and obligations.

The statements in this Registration Statement are made as of the date of this Registration Statement unless otherwise specified.

Special Note Regarding Forward-Looking Statements

When used in this Registration Statement, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” or “continue,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Readers are advised that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements

Where You May Obtain Additional Information

The public may read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10:00 am and 3:00 pm.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the commission.  The internet address for the Commission's internet site is http://www.sec.gov.  The Company's internet address is www.texasrepubliccapital.com.

iii

Item 1	Business

General Development of Business

The Company was incorporated on May 15, 2012, for the primary purpose of forming and/or acquiring a life insurance company or insurance related companies.  The Company has been in the developmental stage since inception and has conducted virtually no business operations, other than organizational and capital raising activities. Initially, the Company sold 4,375,000 common shares at $.02 per share to its organizing shareholders in May of 2012 for total proceeds of $87,500.  Subsequently, the Company completed three private placement stock offerings which raised $10,249,000 through the issuance of 8,490,000 shares from the private placement offerings in 2012 and 2013.  No underwriter was involved in connection with the issuance of our shares, and we paid no finder's fees in the private placements.

On March 31, 2014, the Company commenced an offering of 5,000,000 shares of common stock at $5.00 per share ($25,000,000 maximum) with a 10% oversale provision, in an intrastate public offering registered with the Texas State Securities Board.  This offering is continuing and is being sold only to Texas residents pursuant to an exemption from the Securities Act of 1933 (the “1933 Act”) contained in Section 3(a)(11) of the 1933 Act and Rule 147 promulgated by the SEC.  The offering is being sold by issuer agents registered with the Texas State Securities Board.  Through March 31 2016, the Company has raised $5,370,735 from the sale of 1,074,147 shares in this offering.

Business of Issuer

We will use the net proceeds of our stock offerings to capitalize a life insurance subsidiary and provide capital for the acquisition of additional life insurance or insurance-related companies. The Company has filed an application for a life insurance company charter with the Texas Department of Insurance (“TDI”). Upon approval by the TDI, $3,000,000 dollars from the proceeds of our stock sales will be used to capitalize the life insurance subsidiary, Texas Republic Life Insurance Company (“TRLIC”).  The remainder of the proceeds from the securities offerings will provide resources for one or more of the following: provide additional capital for the life insurance subsidiary; provide capital for the possible acquisition of life insurance or insurance related company(s) or provide working capital.

Texas Republic Life Insurance Company

On February 11, 2016, TRLIC applied for a certificate of authority from the TDI to transact life and health insurance and annuity business in the State of Texas.  Upon approval of a certificate of authority, TRLIC will be capitalized, and the marketing of insurance products will begin.

The Company expects that TRLIC will enter into an administrative services agreement with Investors Heritage Life Insurance Company “IHLIC”). IHLIC also provides a variety of services to unaffiliated life insurance companies. IHLIC was founded in 1960 and is licensed to transact life and health insurance business in 30 states. Under the terms of the proposed agreement, IHLIC will provide services that include underwriting, actuarial, policy issue, accounting, claims processing and other services incident to the operations of TRLIC.  The agreement will be effective for a period of five (5) years.  The final terms of the agreement have not been determined, but the Company expects that TRLIC will pay the following fees, subject to a minimum monthly fee of about $13,750:

•
administrative fees annually on a per policy basis depending on policy status, such as whether policies are currently paying premiums, are paid up or non-paying, and whether they have special features such as flexible premiums or annuity features; and

•	new business fees on newly written policies on a per policy basis.

TRLIC will develop products, which must be filed with and approved by the TDI, and recruit and train licensed insurance agents who will market these products. TRLIC will be responsible for all direct and indirect product development and marketing costs, including actuarial fees, filing fees, agent commissions and agent recruiting, training and licensing expenses. Additionally, TRLIC will be responsible for all underwriting reports, reinsurance premiums, legal expenses, state examination fees, liability insurance, costs related to mergers and acquisitions and the life insurance and annuity benefits payable under TRLIC contracts.

Outsourcing services to IHLIC will allow us initially to operate with a lower overhead and total cost than we would incur if we hired staff and acquired or developed processing systems to perform these functions internally. As we grow, we may acquire a life insurance company that performs these services, or we may develop them internally. We will reinsure policy liabilities that are in excess of our retention limits pursuant to standard reinsurance agreements. Initially our primary focus is building a sales force and marketing our initial life and annuity product.

TRLIC’s initial insurance product will be designed to be profitable when it meets its assumptions in the product design. A life insurance company can make a profit from investments, mortality savings and expense savings. TRLIC will generate income from investing its capital, surplus and funds received for premiums. The challenges to making a profit for a new start-up life insurance company are to sell product and control expenses. TRLIC will not receive any commissions or fees from the sale of its products; however, we may sell additional products in the future that would provide commissions and allowances through reinsurance. The investment decisions will be made by the investment committee which may also hire an investment advisor. No investment advisor has been retained at this time. The investments will be made pursuant to the laws and regulations established by the TDI.

TRLIC will bear all direct selling costs which include agent recruiting, training and licensing, agent commissions, any benefits or awards directly for or to agents or management including any life or health insurance to be provided; and any taxes (federal, state or county) directly related to the business of TRLIC.  Additionally, TRLIC will be responsible for any reinsurance premiums, legal expenses related to settlement of claims, state examination fees, directors fees and directors liability insurance, interest on indebtedness, costs related to mergers or acquisitions, and costs related to fulfilling obligations of the life insurance and annuity contracts written by the agents of TRLIC.

TRLIC will use the services of a consulting actuary to develop the initial product that TRLIC will market.  IHLIC provides valuation and illustration actuarial services under the terms of the administrative services agreement.

Products of TRLIC

The primary insurance product to be marketed by TRLIC is a modified payment whole life insurance policy with a flexible premium deferred annuity rider.  A modified payment whole life insurance policy requires premium payments to be made for a certain number of years after which the policyholder is entitled to full policy benefits.  Typical premium paying periods for modified payment whole life insurance polices are ten, fifteen and twenty years.  The TRLIC product will be marketed as the Texas Legacy Builder.  This product combines both a ten and twenty payment period based on the issue age of the insured.  Issue ages from 0 to 20 and 51 through 65 are ten-pay polices and issue ages from age 21 to 50 are twenty-pay policies.  Premium payments are split between the life and annuity based on percentages established in the product design.  First year premiums payments are allocated 100% to life insurance and renewal payments are split 50% to the life insurance policy and 50% to the annuity rider.  The product is being sold in premium units with the ability to purchase either fractional or multiple units.  At the end of the required premium paying period, the policyholder may continue to make full premium payments into the annuity rider to provide for greater annuity accumulations.

The initial product will be designed to provide predetermined life insurance benefits based on the age of the insured.  The base coverage decreases each year until an ultimate benefit amount is attained.  The annuity rider does not contain any fees or load.  Surrender charges in the annuity are based on a regressive scale which starts at 10% in the first year and decreases by 1% each year until after the tenth policy year there are no surrender charges.

Other products are also being considered, such as a single premium deferred annuity and a life insurance product with a critical illness benefit that would be paid after a diagnosis of a terminal illness. Marketing of these products will be used to meet niche market needs.

Product Marketing and Sales

TRLIC will use the same face-to-face marketing techniques for its life insurance products as the Company did for its public stock offering.  The marketing plan is designed around the Company's stockholder base, which provides a referral system for TRLIC product sales.

Once TRLIC develops a substantial policyholder base in Texas, marketing efforts will likely expand into additional states.  This expansion will depend largely on many factors, one of which is being licensed to engage in the life insurance business in these additional states.  Due to the uncertainties involved, management cannot reasonably estimate the time frame of such expansion.

TRLIC's marketing of insurance products will commence after approval from the TDI. The agency force that sold stock in the intrastate public offering will market TRLIC insurance products.  Additionally, TRLIC will recruit, train and hire agents.  These “captive” agents will market only TRLIC products.

Single premium deferred annuity products, if developed, would be distributed by independent general agents.

Reinsurance

In order to reduce the risk of financial exposure to adverse underwriting results, insurance companies reinsure a portion of their risks with other insurance companies.  TRLIC will enter one or more reinsurance agreements to reinsure portions of the life insurance risks it underwrites.  TRLIC will retain a maximum of $50,000 on any one insured.  In the event the reinsurers are unable to fulfill their obligations under the reinsurance agreements, TRLIC will remain primarily liable.

Investments

The Texas Insurance Code restricts the investments of insurance companies by the type of investment, the amount that an insurance company may invest in one type of investment and the amount that an insurance company may invest in the securities of any one issuer.  The restrictions of the Texas Insurance Code are not expected to have a material effect on the investment return of TRLIC.  We expect that TRLIC will invest in publicly traded, investment grade bonds and money market funds.  The Company is not subject to the limitations which restrict the investments made by TRLIC but will also invest in publicly traded, investment grade bonds and money market funds.

Competition

The life insurance industry is extremely competitive.  The TDI reported that, as of March 2016, there were 87 domestic (Texas chartered) life insurance companies and an additional 431 companies incorporated in other jurisdictions which are authorized to sell life insurance in Texas.  There are a large number of insurance companies which are substantially larger, have greater financial resources,  offer more diversified product lines and have larger selling organizations than TRLIC.  Competition also is encountered from the expanding number of banks and other financial intermediaries that offer competing products.  TRLIC must also compete with other insurers to attract and retain qualified agents to market TRLIC products.

This competition takes many forms. Many companies, some of which use the Internet to provide quotes, compete on a pure cost basis, offering low premiums for individuals who can meet their underwriting guidelines. Other companies, some which use television and newspaper advertising supplements, compete on the basis of providing small amounts of coverage to everyone regardless of health conditions. Some offer life insurance for a particular purpose such as mortgage insurance or burial insurance. Several large companies such as Northwestern, Prudential and MetLife compete on the basis of national advertising offering coverage in all underwriting ranges. Other companies, such as State Farm, Allstate and Shelter, offer local agents who are acquainted personally with the policyholders. Our market and product focuses on providing individuals with coverage in the event of death and an annuity rider to provide for accumulation of funds during the lifetime of the policyholder.

TRLIC will compete by offering a product that provides both life insurance in the event of the death of the policyholder and an annuity that will provide accumulation of funds to during the lifetime of the policyholder. While there are larger companies which offer products with similar benefits, we believe we will compete favorably with such companies because of the personal selling method we employ, as described in Product Marketing and Sales, page 2. We believe our shareholders will recommend individuals for the sale of the insurance product and give us a unique advantage over larger competition.  TRLIC will compete against larger companies offering only whole life insurance both by the personal relationship created by the marketing plan and by offering the annuity rider to provide accumulation of funds during the policyholder’s lifetime. Our primary competition will not be those companies offering only a whole life policy.

Governmental Regulation

We applied to the TDI for a certificate of authority for TRLIC in February 2016, and the application remains pending.  When the certificate of authority is approved, TRLIC will be subject to regulation and supervision by the TDI.  The insurance laws of Texas give the TDI broad regulatory authority, including powers to: (i) grant and revoke licenses to transact business; (ii) regulate and supervise trade practices and market conduct; (iii) establish guaranty associations; (iv) license agents; (v) approve policy forms; (vi) approve premium rates for some lines of business; (vii) establish reserve requirements; (viii) prescribe the form and content of required financial statements and reports; (ix) determine the reasonableness and adequacy of statutory capital and surplus; and (x) regulate the type and amount of permitted investments.

There are certain factors particular to the life insurance business which may have an adverse effect on the statutory operating results of TRLIC. One such factor is that the cost of putting a new policy in force is usually greater than the first year's policy premium, and, accordingly, in the early years of a new life insurance company, these initial costs and the required provisions for reserves often have an adverse effect on statutory operating results.

Texas has enacted legislation which regulates insurance holding company systems, including acquisitions, extraordinary dividends, the terms of affiliate transactions, and other related matters. The Company and its subsidiary, TRLIC, will be required to register as a holding company system pursuant to the laws of the State of Texas. Statutory restrictions limit the amount of dividends that may be paid by a life insurance company to its shareholders. Generally, dividends, in excess of the greater of (a) 10% of statutory shareholder’s surplus as of the preceding December 31, or (b) statutory net operating income for the preceding year may not be paid without prior regulatory approval. In addition, TRLIC must maintain the minimum statutory capital and surplus, $1,400,000, required for life insurance companies domiciled in Texas and must meet other regulatory requirements.

The agent licensing process takes approximately two weeks and requires an applicant to pass a test to show an understanding of insurance laws and regulations relating to the products the agent will sell.

Applications for insurance and policy forms must be filed and approved. This process takes approximately 30 days. Premium rates for life insurance are not required to be approved by regulatory authorities.

State laws and regulations specify methods for companies to use to maintain reserves for it life insurance and annuity policies. TRLIC will be required to file quarterly and annual reports with regulatory authorities that provide specified information. The insurance departments impose minimum risk-based capital (“RBC”) requirements on insurance enterprises that were developed by the National Association of Insurance Commissioners (“NAIC”). The formulas for determining the amount of RBC specify various weighing factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the enterprise’s regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Enterprises below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action.

Acquisition of Other Companies

The Company may acquire one or more life insurance or insurance-related companies in the future. The Company may seek to acquire insurance-related companies such as: (i) third-party administrators; (ii) existing marketing agencies; (iii) actuarial services companies; (iv) reinsurance brokerage companies and (v) life and health insurance information technology services.

The primary reasons the Company may acquire an existing life insurance company or insurance-related company are: (i) the placement of administrative, accounting and information technology systems that would allow the Company to expand; (ii) provide additional revenue streams to the Company through additional marketing expansion or ancillary services and; (iii) provide additional profits through more effective cost management of an existing company as many companies within the insurance industry have excessive administrative cost levels relative to premium income.

Although no acquisition candidates have been identified and there are no existing arrangements to consider any specific candidates, the Company will consider any appropriate acquisition candidates.  Any acquisition of a life insurance company will require prior regulatory approval.

Employees

We employ three officers: Gregg Zahn, Chairman of the Board, Timothy R. Miller, President and CEO, and William S. Lay, Secretary and Treasurer. See Item 5 – Directors and Executive Officers, page 10.  We currently have two full time employees.

Reports to Security Holders

After this Registration Statement becomes effective, we will be required to file with the SEC and make available to investors quarterly and annual reports, including financial statements, as well as other current reports required by SEC rules.

No Subsidiaries

The Company currently has no subsidiaries.  TRLIC, once its certificate of authority is approved by the TDI, will become a wholly owned subsidiary.

Item 1A Risk Factors

Not applicable.

Item 2 Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes appearing elsewhere in this Form 10.  In addition to historical information, this discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements.

Capitalization

We were incorporated in May 2012 as a financial services holding company.  Between May 2012 and November 2013, we conducted an organizational offering and three private placements of our common stock.  From the organizational offering and private placements, we raised $10,336,500, incurred $1,215,569 of offering costs and issued 12,865,000 of our common stock.  During 2012, the funds raised, offering costs incurred and shares subscribed from the private placements were $5,051,300, $180,835 and 10,636,840, respectively.  During 2013, the funds raised, offering costs incurred and shares subscribed from the private placements were $5,285,200, $1,034,734 and 2,228,160, respectively.

We began an intrastate public offering of our common stock at a price per share of $5.00 on April 2, 2014, and through the 24 month period ended March 31, 2016, we raised $5,370,735, incurred $945,434 of offering costs and subscribed 1,074,147 shares.  During 2014, the funds raised, offering costs incurred and shares subscribed from the offering were $3,143,800, $576,613 and 628,760, respectively.  During 2015, the funds raised, offering costs incurred and shares subscribed from the offering were $1,901,925, $326,734 and 380,385.  From January 1, 2016 through March 31, 2016, the funds raised, offering costs incurred and shares subscribed from the offering were $325,010, $42,087 and 65,002, respectively.

We have filed an application with the TDI to form a Texas domiciled life insurance company named Texas Republic Life Insurance Company. We expect the TDI to approve a certificate of authority to operate as a licensed insurance company during the second quarter of 2016.  We plan to initially capitalize the life insurance company with $3,000,000 and commence the sales of life insurance products by fourth quarter 2016.

We are a financial services holding company and have incurred significant net losses since our inception. As of December 31, 2015, we had an accumulated deficit of $1,951,120. These losses have resulted primarily from cost incurred while raising capital. We expect to continue to incur operating losses until we achieve a volume of inforce life insurance policies that provides premiums that are sufficient to cover our operating cost.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. On a continuing basis, we evaluate our estimates and assumptions.

We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Income Taxes

We evaluate our deferred income tax assets, which partially offset our deferred tax liabilities, for any necessary valuation allowances. In doing so, we consider our ability and potential for recovering income taxes associated with such assets, which involve significant judgment. Revisions to the assumptions associated with any necessary valuation allowances would be recognized in the financial statements in the period in which such revisions are made.

Results of Operations

Comparison of the years ended December 31, 2015 and 2014

Revenues

Our revenues come from investment income based on investments in fixed maturity available-for-sale securities.  We will not commence life insurance operations until a charter is approve by the TDI, which is expected in the second or third quarter of 2016 and will likely not sell insurance products until the fourth quarter of 2016.  We expect to have revenues from investments and sales of life insurance in the future.

Total revenues were $91,782 for the year ended December 31, 2015, an increase of $122 from $91,660 for the year ended December 31, 2014.

Expenses

Our expenses relate to operating a financial services holding company that is in the process of raising capital to form a life insurance company.

Expenses were $745,863 for the year ended December 31, 2015, an increase of $35,715 from $710,148 for the year ended December 31, 2014.  An increase in compensation, office rent, director fees, third party administration fees, service and transfer agent fees and office operating expense in excess of declines travel, meals and entertainment, furniture, equipment and software and bad debt expenses accounted for $29,088 of this increase.  We expect our general and administrative expenses to continue to increase in the future as a result of an increased payroll and other office and administrative expenses necessary for the entry into the life insurance business.

Net Loss

The net loss was $654,081, or $(0.05) per common share issued and subscribed, for the year ended December 31, 2015 compared to a net loss of $618,488, or $(0.05) per share, for the year ended December 31, 2014. The $35,593 increase in the net loss was primarily attributable to the increase in expenses described above. We expect our losses to increase in the future as we incur increased cost to enter and grow in the life insurance business.  The weighted average common shares outstanding were 13,687,880 and 13,076,003 for the years ended December 31, 2015 and 2014, respectively.

Comparison of the Quarters ended March 31, 2016 and 2015

Revenues

Our revenues come from investment income based on investments in fixed maturity available-for-sale securities.  We will not commence life insurance operations until a charter is approve by the TDI, which is expected in the third quarter of 2016 and will likely not sell insurance products until the fourth quarter of 2016.  We expect to have revenues from investments and sales of life insurance in the future.

Total revenues were $22.926 for the quarter ended March 31, 2016, an increase of $22 from $22,904 for the quarter ended March 31, 2015.

Expenses

Our expenses relate to operating a financial services holding company that is in the process of raising capital to form a life insurance company.

Expenses were $200,560 for the quarter ended March 31, 2016, an increase of $35,354 from $165,206 for the quarter ended March 31, 2015.  An increase in professional fees, director fees, employee benefits taxes, license and fees, office rent, travel, meals and entertainment in excess of declines in salaries and office and other expenses accounted for a majority of the increase.  We expect our general and administrative expenses to continue to increase in the future as a result of an increased payroll and other office and administrative expenses necessary for the entry into the life insurance business.

Net Loss

The net loss was $177,634, or $(0.01) per common share issued and subscribed, for the quarter ended March 31, 2016 compared to a net loss of $142,302, or $(0.01) per share, for the quarter ended March 31, 2015. The $35,354 increase in the net loss was primarily attributable to the increase in expenses described above. We expect our losses to increase in the future as we incur increased cost to enter and grow in the life insurance business.  The weighted average common shares outstanding were 13,900,280  and 13541,995 for the quarters ended March 31, 2016 and 2015, respectively.

Liquidity and Capital Resources

Since inception, our operations have been financed primarily through an organizational offering, three private placements of equity securities and an intrastate public stock offering. Through March 31, 2016, we received $15,707,235 from the sale of 13,939,147 shares and incurred offering costs of $2,161,003.  Our operations have not been profitable and have generated significant operating losses since we were incorporated in 2012.

We had cash and cash equivalents totaling 9,067,227 as of March 31, 2016.  The Company maintains cash and cash equivalents at multiple institutions.  The Federal Deposit Insurance Corporation insures interest and non-interest bearing accounts up to $250,000.  Uninsured balances aggregate $7,928,491 as of March 31, 2016.  Other funds are invested in mutual funds that invest in U.S. government securities.  We monitor the solvency of all financial institutions in which we have funds to minimize the exposure for loss.  The Company has not experienced any losses in such accounts.  We also held $2,331,723 and $2,275,346 in available-for-sale, fixed maturity securities as of March 31, 2016 and 2015, respectively.

Capital provided from the public offering will provide a considerable amount of operating funds for current and future operations.  The operations of TRLIC should provide ample cash flows from premium income and investment income to meet operating requirements.  Life insurance contract liabilities are generally long term in nature and are generally paid from future cash flows.

We believe that our existing cash and cash equivalents will be sufficient to fund our anticipated operating expenses and capital expenditures for at least 12 months. We have based this estimate upon assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. The growth of the life insurance subsidiary to be formed is uncertain and will require additional capital if it continues to grow.  As discussed above, the Company will initially contribute $3,000,000 of capital to its life insurance subsidiary during 2016 after receiving approval from the TDI.
.
The Company does not have any off-balance sheet arrangements.

The Company does not have any contractual obligations of more than one year in duration or other contractual obligations other than its office lease described below.

Item 3 Properties

The Company is currently located in approximately 1,300 square feet of leased office space at 115 Wild Basin Road, Suite 306, Austin, TX 78746.  This lease commenced on May 1, 2014 and is for a term of three years with annual rent increases of 3%. The company also pays its share of the operating expenses.  Our office lease expense was $45,502 in 2015 and $12,704 for the quarter ending March 31, 2016. We do not own any real property.

Item 4 Security Ownership of Certain Beneficial Owners and Management

Our outstanding voting securities consist of one class of common stock. On March 31, 2016, a total of 13,939,147 shares of common stock were issued or subscribed.  Share amounts and percentages contained in the following tables are calculated using Rule 13d-3(d)(1) of the Securities Exchange Act of 1934.

The following table sets forth the number of shares of common stock owned of record or beneficially by owners of more than five percent of our common stock on March 31, 2016.

	No. Shares	Percent

Gregg E. Zahn (1) 7633 E. 63rd Place, Suite 230, Tulsa, Oklahoma 74133	1,900,000	13.63%

First Trinity Financial Corporation (1) 7633 E. 63rd Place, Suite 230, Tulsa, Oklahoma 74133	665,000	4.77%

Timothy R. Miller, President, CEO and Austin, Texas 115 Wild Basin Road, Suite 306, Austin, Texas 78746	1,975,000	14.17%

(1)
First Trinity Financial Corporation is included because Gregg E. Zahn is president, chief executive officer and chairman of the board of directors of First Trinity Financial Corporation.  Together, the holdings of Mr. Zahn and First Trinity Financial Corporation comprise 2,565,000 (18.40%) of our outstanding common stock.

The following table sets forth the number of shares of common stock owned of record or beneficially by our officers and directors on March 31, 2016.

	No. Shares	Percent

Gregg E. Zahn, Chairman (1) Tulsa, Oklahoma	1,900,000	13.63%

First Trinity Financial Corporation (1) Tulsa, Oklahoma	665,000	4.77%

Timothy R. Miller, President, CEO and Director Austin, Texas	1,975,000	14.17%

William S. Lay, Secretary/Treasurer Estero, Florida	100,000	*

Charles R. Bailey, Director Midland and Dallas, Texas	200,000	1.43%

Steven D. Braley, Director Tyler, Texas	152,000	1.09%

David L. Cleavinger, Director Wildorado, Texas	100,000	*

Kenneth Davis, Director Grandview, Texas	120,000	*

Patrick C. Green, III, Director Fort Worth, Texas	180,000	1.29%

J. Pete Laney, Director Austin, Texas	100,000	*

Adrian G. McDonald, Jr. Director Bryan, Texas	50,000	*

Alvie Joe Mitchell, Jr., Director Glen Rose, Texas	100,000	*

J. Eric T. Sandberg, Jr., Director Austin, Texas	10,000	*

Vernon R. Woelke, Director Colleyville, Texas	100,000	*

All Officers and Directors as a group	5,752,000	41.27%
(1)
First Trinity Financial Corporation is included because Gregg E. Zahn is president, chief executive officer and chairman of the board of directors of First Trinity Financial Corporation.  Together, the holdings of Mr. Zahn and First Trinity Financial Corporation comprise 2,565,000 (18.40%) of our outstanding common stock.

*	Represents less than 1%.

There are no arrangements that may result in a change of control.

Item 5 Directors and Executive Officers

Identification of Directors and Executive Officers

Our directors are elected annually for one year terms, to serve until the next annual meeting of shareholders and until their successor is elected and qualified, except in the event of his or her death, resignation or removal.  Our executive officers and directors, as of March 31, 2016, are as follows:

Name	Age	Director Since	Position
Gregg E. Zahn, Tulsa, Oklahoma	54	2012	Chairman of the Board and Director
Timothy R. Miller, Austin, Texas	36	2012	President, CEO and Director
William S. Lay, Estero, Florida	76	2012	Secretary, Treasurer and Director
Charles R. Bailey, Midland and Dallas, Texas	59	2012	Independent Director
Steven D. Braley, Tyler, Texas	62	2012	Independent Director
David L. Cleavinger, Wildorado, Texas	57	2012	Independent Director
Kenneth Davis, Grandview, Texas	67	2012	Independent Director
Patrick C. Green, III, Fort Worth, Texas	43	2012	Independent Director
J Pete Laney, Austin, Texas	40	2012	Independent Director
Adrian G. McDonald, Jr., Bryan, Texas	72	2013	Independent Director
Alvie Joe Mitchell, Jr., Glen Rose, Texas	65	2012	Independent Director
J. Eric T. Sandberg, Jr., Austin, Texas	68	2013	Independent Director
Vernon R. Woelke, Colleyville, Texas	67	2012	Independent Director

 Gregg E. Zahn –  Chairman of the Board of the Company, he is also Chairman of the Board, President, Chief Executive Officer and a member of the Board of Directors of First Trinity Financial Corporation, Trinity Life Insurance Company, Tulsa OK, and Family Benefit Life Insurance Company, Jefferson City, MO. He is Chairman of the Board of Royalty Capital Corporation, Chicago, Illinois.  He was the founder of First Trinity Financial and served as a Board Member from 2004-present. From 2004 until October 2007, he was Director of Training and Recruiting for First Trinity Financial. He is Chairman of the Board,  President and Chief Executive Officer and Director of First Trinity Financial Corporation, Trinity Life Insurance Company and First Trinity Capital Corporation  he has served as Chairman of the Board since 2011 and as President and Chief Executive Officer since 2007. In December of 2011 was appointed Chairman of the Board and CEO of Family Benefit Life Insurance Company. He was Executive Vice President of First Life America Corporation from December 2008 until August 2009. Between 1997 and March 2004, Mr. Zahn served as Marketing Vice President of First Alliance Insurance Company of Lexington, Kentucky and as Assistant to the President of First Alliance Corporation and Mid-American Alliance Corporation. He was President of Alliance Insurance Management from 2001-2003.  Our board of directors has concluded that Mr. Zahn is qualified to serve as our Chairman based on his lengthy insurance career including his experience as chief executive of First Trinity.

Timothy R. Miller – Mr. Miller is President, Chief Executive Officer and a director of the Company since November 2012. Mr. Miller has fifteen years of experience in the insurance business. Mr. Miller began his career in 2001 as a life insurance agent for First Life America. Mr. Miller was quickly promoted to District Manager and Executive Sales Director.  In 2004 Mr. Miller joined First Trinity Financial Corporation, Tulsa, Oklahoma, as a Regional Director.  Mr. Miller was instrumental in helping First Trinity Financial Corporation raise $15,475,000 in its public stock offering. Mr. Miller developed the top region during this stock offering and in 2007 was promoted to Agency Director for Trinity Life

Insurance Company.  As Agency Director, Mr. Miller was responsible for developing the sales organization for the newly formed life insurance company. In 2010 First Trinity Financial Corporation began an $11,000,000 stock offering in which, Mr. Miller’s Region was responsible for raising over $7,000,000 and personally produced over $2,500,000.  Our board of directors has concluded that Mr. Miller is qualified to serve as our President, Chief Executive and director based on his training and experience with First Trinity.

William S. Lay - Mr. Lay is Secretary and Treasurer, and he has served as a director of the Company since November 2012.  Mr. Lay is Vice President and Chief Investment Officer and a Director of First Trinity Financial Corporation, Trinity Life Insurance Company and First Trinity Capital Corporation, where he served as Chief Financial Officer from April of 2007 through June 2010 and Secretary and Treasurer from April 2007 through March 2011.  Mr. Lay is also Secretary and Treasurer of Royalty Capital Corporation, Chicago, Illinois.  He has served as a Director of Family Benefit Life Insurance Company since December 2011.  For the past five years, Mr. Lay has been a financial officer and business consultant, specializing in corporate, financial and consulting services for small sized entrepreneurial companies. Prior to that, Mr. Lay was an officer and director of numerous life insurance companies and also has experience in business acquisitions, mergers and reorganizations. Our board of directors has concluded that Mr. Lay is qualified to serve as our Secretary, Treasurer and director based on his lengthy experience as a financial executive in the insurance business.

Charles R. Bailey – Mr. Bailey serves as a director of the Company. Mr. Bailey has served as president and owner of Pecos Bend Royalties LLLP since 1995.  Mr. Bailey has also been the President and owner of Phoenix Hydrocarbons LLLP and its predecessor since 1988.  Mr. Bailey is co-manager of Pride Feeders LLP, and Canadian Feedyards LLP, where he has served since 2006 and 2000 respectively.  Mr. Bailey is an independent director.  Our board of directors has concluded that Mr. Bailey is qualified to serve as an independent director based on his business and management experience.

Steven D. Braley - Mr. Braley serves a director of the Company. Mr. Braley is President of Kruse Energy and Equipment, a position he has held since 2008.  Mr. Braley was President of Cascade Properties from 2004-2008 and was the Senior Director of PGA of America from 2000-2007.  Mr. Braley is an independent director.  Our board of directors has concluded that Mr. Braley is qualified to serve as an independent director based on his business and management experience.

David L. Cleavinger - Mr. Cleavinger serves as a director of the Company.  Mr. Cleavinger has owned and operated a farm in Deaf Smith County since 1979. Mr. Cleavinger received his BS degree from West Texas A&M University.  Mr. Cleavinger is past president of the National Association of Wheat Growers and has served on the Texas Wheat Board since 1992.  Mr. Cleavinger has also served as a director of the Southwest Council of Agribusiness, and an Agriculture Advisor to the Environmental Defense Fund and the Leading Grower Advisory team for Monsanto.  Mr. Cleavinger is an independent director.  Our board of directors has concluded that Mr. Cleavinger is qualified to serve as an independent director based on his business and management experience.

Kenneth Davis - Mr. Davis serves as a director of the Company.  Mr. Davis is a graduate of the Texas Christian University Ranch Management Program.  Mr. Davis is a farmer and rancher in the North Central Texas town of Grandview.  Mr. Davis has served as a board member of the U.S. Wheat Associates, the Texas Wheat Producers, the Purina Cattle Advisory Board, the Federal Land Bank Association and President of the Blackland Income Growth Program. In his farming operation Mr. Davis raises wheat, oats, corn, grain sorghum, and coastal and Sudan for hay and grazing.  In addition to farming, Mr. Davis manages a multi-faceted cattle operation that includes stockers, cow/calf, and replacement heifers.  Mr. Davis is an independent director.  Our board of directors has concluded that Mr. Davis is qualified to serve as an independent director based on his business and management experience.

Patrick C. Green, III - Mr. Green serves as a director of the Company. Mr. Green is an American Country Artist from Texas. Since 1995, he has recorded a total of ten studio albums, including several independent works, three for Republic Records and two for BNA Records. Fifteen of his singles have charted on the Billboard Hot Country Songs charts.  His song Wave on Wave received gold record status, and he has been nominated for a Grammy.  Mr. Green is an independent director. Our board of directors has concluded that Mr. Green is qualified to serve as an independent director based on his business experience.

J Pete Laney - Mr. Laney serves as a director of the Company. Mr. Laney is a practicing attorney in Austin, Texas, primarily handling litigation and administrative law matters including government and legislative affairs.  Mr. Laney has been named a Rising Star in Texas Law and Politics by Texas Monthly in the areas of commercial litigation, administrative law and governmental affairs.  He is a Fellow of the Texas State Bar Foundation, one of the highest honors that can be bestowed upon a member of the Texas State Bar and has served on several State Bar Planning Committees. Mr. Laney handles cases in both state and federal court throughout Texas. Mr. Laney has represented Fortune 500 companies, as well as individual and small business. He earned his law degree from Baylor University school of Law.  Mr. Laney is an independent director.  Our board of directors has concluded that Mr. Laney is qualified to serve as an independent director based on his governmental, business and management experience.

Adrian G. McDonald, Jr. – Mr. McDonald serves as a director of the Company.  Since 1982, Mr. McDonald has been associated with Anco Insurance, Bryan, Texas, of which he is currently senior vice president and board member. Anco Insurance engages in personal, commercial, life, health insurance and benefits sales, specializing in agribusiness.  He has also been a partner in McDonald Ranches since 1980, and he engages in real estate sales and development.  He holds a Bachelor of Science degree in animal science from Texas A & M University.  Mr. McDonald is an independent director. Our board of directors has concluded that Mr. McDonald is qualified to serve as an independent director based on his insurance, business and management experience.

Alvie Joe Mitchell, Jr. – Mr. Mitchell serves as a director of the Company.  Mr. Mitchell was chosen as Technology Entrepreneur of the year by the Accounting Firm of Ernst and Young in 1998.  He has also been awarded the distinguished “Honorary Business Degree” by the alumni of Oklahoma State University. He founded VarTec Telecom in 1989.  In 2002 VarTec posted an EBITDA of $200 million. Mr. Mitchell formed 3 Star Daylighting in 2005 and by 2012, 3 Star Daylighting produced revenue of over $15 million annually.  Mr. Mitchell formed Bosque System in 2007.  The company has expanded into all aspects of water treatment and disposal for the Oil & Gas industry. After graduating from Oklahoma State University, Mr. Mitchell accepted a job as Design Engineer for Conoco from 1974-80. To capitalize on the breakup of AT&T and the long distance telecom opportunity, Mr. Mitchell was founder and president of ClayDesta Communication from 1982-86.  Under Mr. Mitchell, ClayDesta grew to over $100 million in revenue.  In 1987 Mr. Mitchell founded the wholesale division of Telecom USA, a major telecom company in Cedar Rapids, IA. Telecom USA grew to $400 million and went public (NYSE) before being purchased by MCI.   Mr. Mitchell is an independent director.  Our board of directors has concluded that Mr. Mitchell is qualified to serve as an independent director based on his business and management experience.

Eric T. Sandberg, Jr. – Mr. Sandberg serves as a director of the Company.  He served in the U.S. Air Force from 1967 through 1970. He received a Bachelor of Business Administration with an emphasis in accounting from the University of Texas at Austin. He is a certified public accountant. He was with the accounting firm of Touche Ross & Co from 1973 to 1975. Since 1975, Mr. Sandberg has worked in the financial services trade association arena, serving as CEO of the Texas Savings & Community Bankers Association from 1992 -2006. In 2006 this association merged with the Texas Bankers Association. In 2009, he assumed the role of President and CEO for the Texas Bankers Association.  Mr. Sandberg is an independent director.  Our board of directors has concluded that Mr. Sandberg is qualified to serve as an independent director based on his accounting, banking and management experience.

Vernon R. Woelke - Mr. Woelke serves as a director of the Company.  Mr. Woelke has served as President of MidWest National Life Insurance Company and as a director and officer of United Insurance Companies, Inc., United Group Insurance Company, MidWest National Life Insurance Company, MEGA Life Insurance Company, Mark Twain Life Insurance Company, Laymens Life Insurance Company, and National Life of Kansas.  Since 2007, Mr. Woelke has managed the assets of Woelke Family Ltd Ptr., as well as providing consulting services.  Mr. Woelke is an independent director.  Our board of directors has concluded that Mr. Woelke is qualified to serve as an independent director based on his insurance, business and management experience.

Item 6 Executive Compensation

Compensation of Executive Officers

The Company paid its executive officers the following amounts for the years ended December 31, 2015 and 2014:

Name	Position	Year	Salary	Bonus	Other Compensation	Total
Gregg E. Zahn	Chairman of the Board	2015	$130,000			$130,000
		2014	$111,667			$111,667

Timothy R. Miller	CEO and President	2015	$200,000	$15,000	$12,000*	$227,000
		2014	$200,000	$10,000	$12,000*	$222,000

*  Mr. Miller receives an automobile allowance of $1,000 per month

Gregg E. Zahn has a verbal agreement for salary and bonus as follows: annual salary of $110,000, effective December 19, 2013 with two automatic annual increases of $20,000 each upon the Company raising $3,000,000, and $10,000,000, respectively in its 25,000,000 share intrastate public offering and subject to the board of directors approving an acquisition of a life insurance company or block of life insurance business, the two automatic increases noted above would take effect immediately upon board approval of such acquisition.  As of March 31, 2016, Mr. Zhan's salary is $130,000.

Timothy R. Miller has a verbal agreement for salary and bonus as follows: annual salary of $200,000 effective December 19, 2013.  As an incentive to raise capital in the Company's 5,000,000 share  intrastate public offering of common stock in Texas  Mr. Miller can earn bonuses when the following events occur: a bonus of $10,000 when $2,000,000 of capital is raised, $15,000 bonus when $4,000,000 of capital is raised, $20,000 bonus when 6,000,000 of capital is raised, $20,000 bonus when $8,000,000 of capital is raised, $20,000 bonus when $10,000,000 of capital is raised, $25,000 bonus when 12,500,000 of capital is raised, $25,000 bonus when $15,000,000 of capital is raised, $25,000 bonus when $18,000,000 of capital is raised, $25,000 bonus when $22,000,000 is raised, $40,000 bonus when $25,000,000 is raised and $40,000 for completing the public offering with a 10% oversale with $27,500,000 raised. As of March 31, 2016, Mr. Miller has received bonus payments of $10,000 and $15,000 under the agreement. The intrastate public offering in Texas has been extended to March 31, 2017.

Compensation of Directors

The Company compensates its directors for their service solely with cash compensation.  The Company paid its directors the following amounts for the year ended December 31, 2015:

Name	Compensation
Charles R. Bailey	$2,750
Steven D. Braley	$3,250
David L. Cleavinger	$2,750
Kenneth Davis	$2,750
Patrick C. Green, III	$1,250
J Pete Laney	$2,750
Adrian G. McDonald, Jr.	$2,750
Alvie Joe Mitchell, Jr.	$3,250
J. Eric T. Sandberg, Jr.	$2,750
Vernon R. Woelke	$2,750

The executives may also receive such performance-based bonus payments as the Board of Directors may approve.  Directors receive a $1,000 annual retainer paid at $250 per quarter, plus $1,500 for each Board meeting attended in person, $250 for each Board meeting attended by teleconference, and $250 for attending each committee meeting that is not held in conjunction with a Board meeting.  Mr. Zahn, Mr. Miller, and Mr. Lay do not receive compensation for board meeting attendance.  However, board meeting travel expenses are reimbursed for Mr. Zahn, Mr. Miller and Mr. Lay.

We have not issued any options for employees to purchase our common stock. However, in the future we may establish one or more stock option plans for our employees, salespersons, directors, independent agents, and consultants. Any stock option plan will comply fully with the North American Securities Administrator’s Association’s Statement of Policy Regarding Options and Warrants, which requires that the exercise price of options and warrants may not be less than 85% of the fair market value of the underlying stock on the date of grant.  To comply with Internal Revenue Code provisions regarding deferred compensation, the Company will not grant options or warrants to officers, directors, employees or consultants at an exercise price of less than the fair market value of the underlying stock on the date of the grant.

Compensation Committee Interlocks and Insider Participation

The Company's Board of Directors has appointed a Compensation Committee composed of four independent directors.  The members of the Board of Directors that serve on the Compensation Committee are: David L. Cleavinger, Kenneth R. Davis, Patrick C. Green and J. Pete Laney.   The Compensation Committee meets periodically and at least annually discusses and evaluates the compensation of the Company’s officers.

No executive officer of the registrant served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, on the absence of any such committee, the entire board of directors) of the registrant.

No executive officer of the registrant served as a director of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board  the entire board of directors) of the registrant.  No executive officer of the registrant served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the registrant.

Item 7 Certain Relationships and Related Transactions, and Director Independence

The Company has entered to agreements with First Trinity Financial Corporation (“First Trinity”), an Oklahoma insurance holding company, for certain administrative and investment management services.  We believe that, until the Company has substantial operations of its own, the services which it needs can be performed more efficiently and for less cost by another, more established company.  First Trinity is an established insurance holding company which operates on the same basic business plan as the Company, but First Trinity does not compete directly with the Company in the Company’s proposed area of operations in Texas.  First Trinity may be deemed an affiliate of the Company because it owns 4.77 % of our common stock and because our chairman, Gregg E. Zahn, is president, chief executive officer and chairman of the board of directors of First Trinity.  See Item 4 – Security Ownership of Certain Beneficial Owners and Management, page 8.

The administrative services to be provided by First Trinity include cash management, accounting and tax preparation services.  We believe that the administrative and financing services to be provided by First Trinity will be provided on terms at least as favorable to the Company as could be obtained from an unaffiliated third party in arms-length negotiations.

The general investment policies of the Company and TRLIC on one hand, and of First Trinity and its insurance subsidiaries on the other hand, are similar in that the companies will invest in bonds and money market investments.  Because First Trinity is a much larger company which usually invests in much larger increments than the sums expected to be available for investment by the Company and TRLIC in the foreseeable future, the Company does not expect its investment opportunities to overlap with those of First Trinity and its subsidiaries.  In addition, First Trinity employs an investment officer who will not make investment decisions for the Company and TRLIC.  Finally, investments by the Company and TRLIC must be approved by an investment committee to be comprised of Mr. Lay, Mr. Zahn, Mr. Mitchell, and Mr. Braley.  To the extent that investment opportunities may be available to the Company and TRLIC which are also being considered by First Trinity, Mr. Zahn and Mr. Lay will abstain from participating in those investment decisions for the Company and TRLIC, and the investments will be brought before the board of directors for approval.

Messrs. Gregg E. Zahn and Timothy R. Miller should be considered promoters of the Company. Collectively, they hold 3,875,000 shares of common stock in the Company for which they paid $.02 per share for aggregate total consideration of $77,500.

Our board of directors has determined that those directors listed as Independent Directors in Item 5, Directors and Executive Officers – Identification of Directors and Executive Officers, page 10, are independent directors as that term is defined in Nasdaq Rule 5605(a)(2).

Item 8 Legal Proceedings

None.

Item 9 Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

As of March 31, 2016, there was no established public market for the Company's common stock.  No public market for the Company’s common stock is expected to develop in the foreseeable future.

There are no outstanding options or warrants to purchase common stock or securities convertible into common stock.  There are no securities authorized for issuance under equity compensation plans.

Shares Subject to Resale

The 8,490,000 shares of the Company’s common stock that were sold in limited offerings pursuant to SEC Regulation D, Rule 506 in 2012 and 2013 are “restricted securities” as that term is defined in SEC Rule 144.  These shares could be resold in compliance with Rule 144, including the requirement that the Company becomes a reporting issuer under Section 12(g) of the Securities Exchange Act of 1934, by completing this Registration Statement on Form 10, and by continuing to be a reporting issuer which has filed all required reports under the Securities Exchange Act of 1934 for a period of at least 90 days.

The 1,074,147 shares of the Company’s common stock that have been sold in the Company’s intra-state public offering as of March 31, 2016, are subject to contractual restrictions on resale, which were established in order to comply with SEC Rule 147. These restrictions prohibit the resale of shares sold in the intra-state public offering for at least nine months after the conclusion of the intra-state public offering, which is currently ongoing.  After the conclusion of the public offering and the nine month waiting period, the shares sold and to be sold in the intra-state public offering will become eligible for resale.  However, there is no assurance that any public market for resale of the Company’s common stock will develop at that time.

No Dividends

The Company has not paid any dividends since inception and has no plans to commence paying dividends in the foreseeable future.

Number of Shareholders

As of March 31, 2016, there were 1,237 shareholders and subscribers of the Company’s common stock.

Item 10 Recent Sales of Unregistered Securities

The Company sold 4,375,000 common shares at $.02 per share to its organizing shareholders in May of 2012 for total proceeds of $87,500.  Subsequently, the Company completed three private placement stock offerings which raised $10,249,000 through the issuance of 8,490,000 shares from the private placement offerings in 2012 and 2013, including a private placement of 2,000,000 shares for $5,000,000 between February and November 2013.  All of these shares were sold in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the “1933 Act”) contained in SEC Regulation D, Rule 506.  No underwriter was involved in connection with the issuance of our shares, and we paid no finder's fees in the private placements.

On March 31, 2014, the Company commenced an offering of 5,000,000 shares of common stock at $5.00 per share ($25,000,000 maximum) with a 10% oversale provision, in an intrastate public offering registered with the Texas State Securities Board.  This offering is continuing and is being sold only to Texas residents pursuant to an exemption from the 1933 Act contained in Section 3(a)(11) of the 1933 Act and Rule 147 promulgated by the SEC.  It is being sold by issuer agents registered with the Texas State Securities Board.  Through March 31 2016, the Company has raised $5,370,735 from the sale of 1,074,147 shares in this offering.

Item 11 Description of Registrant’s Securities to be Registered

Description of Common Stock

Our authorized stock consists of 25,000,000 shares of common stock, par value $0.01 per share.  As of March 31, 2016, 13,939,147 shares of common stock were issued and outstanding or subscribed pending issuance.  All outstanding shares are fully paid and non-assessable.

In the event of liquidation, holders of the shares of common stock are entitled to participate equally per share in all of our assets, if any, remaining after the payment of all liabilities.  Holders of the Shares are entitled to such dividends as the Board of Directors, in its sole discretion, may declare out of funds available for the payment of dividends.

The holders of shares of common stock are entitled to one vote for each share held of record in each matter submitted to a vote of shareholders as provided for in the Company’s governing documents.  A majority of the outstanding shares of stock entitled to vote constitutes a quorum at any shareholder meeting.  There are no preemptive or other subscription rights, conversion rights, cumulative voting, and registration or redemption provisions with respect to any shares of common stock.  The rights afforded by ownership of common stock are set forth in the Company’s governing documents and may be changed pursuant to procedures provided in those documents

Item 12 Indemnification of Directors and Officers

Our bylaws provide that directors and officers shall be indemnified against liabilities arising from their services as directors and/or officers to the fullest extent permitted by law. This typically means that a director or officer will be indemnified if they do not engage in willful or intentional misconduct, breach their duty of loyalty to the Company, or fail to act in good faith and in a manner he or she reasonably believes to be in the Company’s best interests.  In addition, our bylaws also require us to pay for the expenses reasonably incurred by officers and directors to defend against such claims, provided that the officer or director agree to repay such advances if a court finds that the person acted in violation of the standards set forth in the preceding sentence.  We have not obtained directors’ and officers’ liability insurance to limit our exposure under these provisions.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE BYLAWS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 13 Financial Statements and Supplementary Data

The Company’s audited financial statements for the years ended December 31, 2015 and 2014, accompany this Registration Statement on Form 10 beginning on page F-1.

The Company’s unaudited financial statements for the quarters ended March 31, 2016 and 2015, accompany this Registration Statement on Form 10 beginning on page F-18.

Item 14 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15 Financial Statements and Exhibits

Financial Statements

The Company’s audited financial statements for the years ended December 31, 2015 and 2014, accompany this Registration Statement on Form 10 beginning on page F-1.

The Company’s unaudited financial statements for the quarters ended March 31, 2016 and 2015, accompany this Registration Statement on Form 10 beginning on page F-18.

Exhibits

3.1	Certificate of Formation, incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 10 filed April 29, 2016.
3.2	Bylaws, incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form 10 filed April 29, 2016.
10.1	Lease Agreement, incorporated by reference to Exhibit 10.1 of the Company’s Amendment No. 1 to its Registration Statement on Form 10 filed June 14, 2016.
10.5
Form of Administrative Services Agreement between the Company and First Trinity Financial Corporation, incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form 10 filed April 29, 2016.

21.1	Subsidiaries, incorporated by reference to Exhibit 21.1 of the Company’s Amendment No. 1 to its Registration Statement on Form 10 filed June 14, 2016.

Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

July 13, 2016	TEXAS REPUBLIC CAPITAL CORPORATION

/s/ Timothy R. Miller
Timothy R. Miller, Chief Executive Officer and President

FINANCIAL STATEMENTS

TEXAS REPUBLIC CAPITAL CORPORATION

December 31, 2015 and 2014

TEXAS REPUBLIC CAPITAL CORPORATION
TEXAS REPUBLIC CAPITAL CORPORATION

INDEX TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholders of Texas Republic Capital Corporation

We have audited the accompanying statements of financial position of Texas Republic Capital Corporation (a Texas corporation) as of December 31, 2015 and 2014, and the related statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the years then ended.  Texas Republic Capital Corporation’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Texas Republic Capital Corporation as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Springfield, Illinois
March 26, 2016

Texas Republic Capital Corporation

Statements of Financial Position

	December 31, 2015	December 31, 2014

Assets
Available-for-sale fixed maturity securities as fair value
(Amortized cost: $2,284,507 and $2,282,705 as of December 31, 2015 and 2014, respectively)	$2,275,346	$2,353,970
Cash and cash equivalents	8,975,991	$8,056,227
Accrued investment income	22,709	22,079
Notes receivable	39,041	38,696
Security deposit	3,992	3,992
Property and equipment, net	4,797	4,850
Total assets	$11,321,876	$10,480,444

Liabilities and Shareholders’ Equity
Accounts payable	$18,848	$18,100
Total liabilities	18,848	18,100

Shareholders’ equity
Common stock, par value $.01 per share, 25,000,000 shares authorized and 12,865,000 issued and outstanding as of December 31, 2015 and 2014 and 1,009,145, and 628,760 subscribed as of December 31, 2016 and 2014, respectively	138,742	134,938
Additional paid-capital	15,243,483	13,345,362
Offering costs	(2,118,916)	(1,792,182)
Accumulated other comprehensive income (loss)	(9,161)	71,265
Accumulated deficit	(1,951,120)	(1,297,039)

Total shareholders’ equity	11,303,028	10,462,344

Total liabilities and shareholders’ equity	$11,321,876	$10,480,444

See notes to financial statements.

Texas Republic Capital Corporation

Statements of Operations

	Year ended December 31, 2015	Year ended December 31, 2014

Revenues
Net investment income	$91,734	$91,600
Other income	48	-
Total revenues	91,782	91,660

Expenses
Salaries and wages	455,131	413,638
Employee benefits	56,464	53,465
Taxes, licenses and fees	30,901	26,864
Office rent	45,502	26,195
Director fees	27,000	10,000
Third-party administration fees	45,579	30,851
Service and transfer agent fees	21,430	13,280
Travel, meals and entertainment	16,476	29,913
Professional fees	5,695	6,104
Furniture, equipment and software	4,483	17,055
Bad debt	-	62,895
Office and other expenses	37,202	19,888
Total expenses	745,863	710,148

Net loss	$(654,081)	$(618,488)

Net loss per common share issued and subscribed	$(0.05)	$(0.05)

See notes to financial statements.

Texas Republic Capital Corporation

Statements of Comprehensive Loss

	Year ended December 31, 2015	Year ended December 31, 2014

Net loss	$(654,081)	$(618,488)

Other comprehensive income (loss)

Total net unrealized gains (losses) arising during the period	(80,426)	112,375

Total comprehensive income (loss)	(80,426)	112,375

Total comprehensive loss	$(734,507)	$(506,113)

See notes to financial statements.

Texas Republic Capital Corporation

Statements of Changes in Shareholders’ Equity

Years ended December 31, 2015 and 2014

	Common Stock $.01 Par Value	Additional Paid-in Capital	Offering Costs	Accumulated Other Comprehen-sive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity
Balance as of January 1, 2014	$128,650	$10,207,850	$(1,215,569)	$(41,110)	$(678,551)	$8,401,270
Subscriptions of common stock:
$5.00 per share	6,288	3,137,512	-	-	-	3,143,800
Offering costs	-	-	(576,613)	-	-	(576,6130
Other comprehensive income	-	-	-	112,375	-	112,375
Net loss	-	-	-	-	(618,488)	(618,488)
Balance as of December 31, 2014	$134,938	$13,345,362	$(1,792,182)	$71,265	$(1,297,039)	$10,462,344
Subscriptions of common stock:
$5.00 per share	3,804	1,898,121	-	-	-	1,901,925
Offering costs	-	-	(326,734)	-	-	(326,734)
Other comprehensive loss	-	-	-	(80,426)	-	(80,426)
Net loss	-	-	-	-	(654,081)	(654,081)
Balance as of December 31, 2015	$138,742	$15,243,483	$(2,118,916)	$(9,161)	$(1,951,120)	$11,303,028

See notes to financial statements.

Texas Republic Capital Corporation

Statements of Cash Flows

	Year ended December 31, 2015	Year ended December 31, 2014

Operating activities
Net loss	$(654,081)	$(618,488)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount on investments	(1,802)	(1,790)
Provision for depreciation	2,052	808
Change in assets and liabilities:
Accrued investment income	-	(1,629)
Notes receivable	(345)	(38,696)
Security deposit	-	(3,992)
Accounts payable	748	1,181
Net cash used in operating activities	(653,428)	(662,606)

Investing activities
Purchases of furniture and equipment	(1,999)	(5,658)
Net cash used in investing activities	(1,999)	(5,658)

Financing activities
Proceeds from private stock offerings	1,901,925	3,143,800
Offering goods	(326,734)	(576,613)
Net cash provided by financing activities	1,575,191	2,567,187

Increase in cash and cash equivalents	919,764	1,898,923
Cash and cash equivalents, beginning of period	8,056,227	6,157,304
Cash and cash equivalents, end of period	$8,975,991	$8,056,227

See notes to financial statements.

Texas Republic Capital Corporation

Notes to Financial Statements

December 31, 2015 and 2014

1.            Organization and Significant Accounting Policies

Nature of Operations

Texas Republic Capital Corporation (the “Company”), was incorporated in Texas on May 15, 2012, for the primary purpose of forming and/or acquiring a life insurance company or insurance related companies and the formation of other financial services businesses.  Since incorporation, the Company has been involved in the sale of common stock to provide working capital.  The Company has completed three private placement stock offerings and, during 2014, initiated an intrastate public stock offering in the state of Texas.  The public stock offering intends to raise $25,000,000 by offering 5,000,000 of its Class A common stock.

The Company raised $10,336,500 and incurred $1,215,569 of offering costs through the issuance and subscription of 12,865,000 shares from the private placement offerings.  Through December 31, 2015, the Company has raised $5,045,725 and incurred $903,347 of offering costs through the subscription of 1,009,145 shares from the intrastate public offering.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Investments

Fixed maturity securities are comprised of bonds that are classified as available-for-sale and are carried at fair value with unrealized gains and losses, net of applicable income taxes, reported in accumulated other comprehensive income.  The amortized cost of fixed maturity securities available-for-sale is adjusted for amortization of premium and accretion of discount to maturity.

Interest income, as well as the related amortization of premium and accretion of discount, is included in net investment income under the effective yield method.  The amortized cost of fixed maturity securities available-for-sale is written down to fair value when a decline in value is considered to be other-than-temporary.

The Company evaluates the difference between the cost or amortized cost and estimated fair value of its investments to determine whether any decline in value is other-than-temporary in nature.  This determination involves a degree of uncertainty.  If a decline in the fair value of a security is determined to be temporary, the decline is recorded as an unrealized loss in stockholders' equity.  If a decline in a security's fair value is considered to be other-than-temporary, the Company then determines the proper treatment for the other-than-temporary impairment.  For fixed maturity securities available-for-sale, the amount of any other-than-temporary impairment related to a credit loss is recognized in earnings and reflected as a reduction in the cost basis of the security; and the amount of any other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss) with no change to the cost basis of the security.

The assessment of whether a decline in fair value is considered temporary or other-than-temporary includes management's judgment as to the financial position and future prospects of the entity issuing the security.  It is not possible to accurately predict when it may be determined that a specific security will become impaired.  Future adverse changes in market conditions, poor operating results of underlying investments and defaults on mortgage loan payments

Texas Republic Capital Corporation

Notes to Financial Statements

December 31, 2015 and 2014

1.           Organization and Significant Accounting Policies (continued)

could result in losses or an inability to recover the current carrying value of the investments, thereby possibly requiring an impairment charge in the future.

Likewise, if a change occurs in the Company’s intent to sell temporarily impaired securities prior to maturity or recovery in value, or if it becomes more likely than not that the Company will be required to sell such securities prior to recovery in value or maturity, a future impairment charge could result.  If an other-than-temporary impairment related to a credit loss occurs with respect to a bond, the Company amortizes the reduced book value back to the security's expected recovery value over the remaining term of the bond.  The Company continues to review the security for further impairment that would prompt another write-down in the value.

Purchases and sales of securities are recorded on a trade-date basis.  Interest earned on investments is recorded on the accrual basis and is included in net investment income.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks and money market instruments.

Notes Receivable

Notes receivable are recorded at unpaid principal balances.  Management evaluates the collectability of notes receivable on the specific identification basis. Uncollectible amounts are reported in the results of operations in the year the determination is made.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation or amortization. Office furniture, equipment  and EDP equipment is recorded at cost or fair value at acquisition less accumulated depreciation or amortization using the straight-line method over the estimated useful life of the respective assets of three to seven years.

Common Stock

Common stock is fully paid, non-assessable and has a par value of $.01 per share.

Federal Income Taxes

The Company uses the asset and liability method of accounting for income taxes.  Deferred income taxes are provided for cumulative temporary differences between balances of assets and liabilities determined under GAAP and balances determined using tax bases.

Offering Costs

Certain costs directly related to the sale of the Company's securities are capitalized against the proceeds from the sales. These costs include legal fees, recruiting and training expenses, commissions, printing, mailing and other expenses related to the offering.

Net Loss Per Common Share Issued and Subscribed

Net loss per common share is calculated using the weighted average number of common shares outstanding and subscribed during the year. Shares sold during the period are considered to be outstanding for one half of the month in which they were sold. The weighted average common shares outstanding were 13,687,880 and 13,076,603 for the years ended December 31, 2015 and 2014, respectively.

Texas Republic Capital Corporation

Notes to Financial Statements

December 31, 2015 and 2014

1.           Organization and Significant Accounting Policies (continued)

Subsequent Events

Management has evaluated subsequent events for recognition and disclosure in the financial statements through

March 26, 2016, which is the date the financial statements were available to be issued.

Recent Accounting Pronouncements

Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation

In June 2014, the Financial Accounting Standards Board issued updated guidance to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements for development stage entities. The guidance removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the distinction between development stage entities and other reporting entities. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

The updated guidance is effective for public business entities for annual reporting periods beginning after

December 15, 2014, and interim periods therein. For other entities, the amendments are effective for annual reporting periods beginning after December 15, 2014, and interim reporting periods beginning after December 15, 2015. Early adoption is permitted. The Company adopted this guidance for the year ended December 31, 2014. The adoption of this guidance did not have a material effect on the Company's results of operations, financial position or liquidity.

2.           Investments

Fixed Maturity and Equity Securities Available-For-Sale

Investments in fixed maturity securities available-for-sale as of December 31, 2015 and 2014 are summarized as follows:

D December 31, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Fixed maturity securities
Corporate bonds	$2,284,507	$45,579	$54,740	$2,275,346
Total fixed maturity securities	$2,284,507	$45,579	$54,740	$2,275,346

December 31, 2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed maturity securities
Corporate bonds	$2,282,705	$79,019	$7,754	$2,353,970
Total fixed maturity securities	$2,282,705	$79,019	$2,754	$2,353,970

Texas Republic Capital Corporation

Notes to Financial Statements

December 31, 2015 and 2014

2.           Investments (continued)

For securities in an unrealized loss position as of the financial statement dates, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position as of December 31, 2015 and 2014 are summarized as follows:

December 31, 2015	Fair Value	Unrealized Loss	Number of Securities

Fixed maturity securities
Less than 12 months
Corporate bonds	$479,829	$17,830	4

Greater than 12 months
Corporate bonds	165,464	$36,910	2
Total fixed maturity securities	$654,293	$54,740	6

December 31, 2014	Fair Value	Unrealized Loss	Number of Securities
Fixed maturity securities
Greater than 12 months
Corporate bonds	$194,958	$7,754	2
Total fixed maturity securities	$194,958	$7,754	2

As of December 31, 2015 and 2014, all of the fixed maturity securities had a fair value to amortized cost ratio equal to or greater than 72% and 94%, respectively.  One fixed maturity security with a par value of $150,000 is below investment grade as rated by Standard and Poor’s as of December 31, 2015.  All fixed maturity securities were 100% investment grade as rated by Standard & Poor’s as of December 31, 2014.

The Company’s decision to record an impairment loss is primarily based on whether the security’s fair value is likely to remain significantly below its book value based on all of the factors considered.  Factors that are considered include the length of time the security’s fair value has been below its carrying amount, the severity of the decline in value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer.  The Company also assesses whether it intends to sell or whether it is more likely than not that it may be required to sell the security prior to its recovery in value.

For any fixed maturity securities that are other-than-temporarily impaired, the Company determines the portion of the other-than-temporary impairment that is credit-related and the portion that is related to other factors.  The credit-related portion is the difference between the expected future cash flows and the amortized cost basis of the fixed maturity security, and that difference is charged to earnings.  The non-credit-related portion representing the remaining difference to fair value is recognized in other comprehensive income (loss).

Only in the case of a credit-related impairment where management has the intent to sell the security, or it is more likely than not that it will be required to sell the security before recovery of its cost basis, is a fixed maturity security adjusted to fair value and the resulting losses recognized in realized gains (losses) in the consolidated statements of operations.  Any other-than-temporary impairments on equity securities are recorded in the consolidated statements of operations in the periods incurred as the difference between fair value and cost.

Based on management’s review, the Company experienced no other-than-temporary impairments during the years ended December 31, 2015 and 2014.

Texas Republic Capital Corporation

Notes to Financial Statements

December 31, 2015 and 2014

2.           Investments (continued)

Management believes that the Company will fully recover its cost basis in the securities held as of December 31, 2015, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature.  The temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.

Net unrealized gains (losses) included in other comprehensive income (loss) for investments classified as available-for-sale are summarized as follows:

	December 31, 2015	December 31, 2014
Net unrealized appreciation (depreciation) on available-for-sale securities	$(9,161)	$71,265

The amortized cost and fair value of fixed maturity available-for-sale securities as of December 31, 2015, by contractual maturity, are summarized as follows:

	Amortized Cost	Fair Value
Due after five years through then years	$2,284,507	$2,275,346

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Major categories of net investment income for the years ended December 31, 2015 and 2014 are summarized as follows:

	Years Ended December 31
	2015	2014
Fixed maturity securities	$91,577	$89.531
Short-term and other investments	157	2,129

Net investment income	$91,734	$91,660

3.           Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) on the measurement date.  The Company also considers the impact on fair value of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity.

Texas Republic Capital Corporation

Notes to Financial Statements

December 31, 2015 and 2014

3.           Fair Value Measurements (continued)

The Company holds fixed maturity securities that are measured and reported at fair market value on the statement of financial position.  The Company determines the fair market values of its financial instruments based on the fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities. The Company has no Level 1 assets that would include securities traded in an active exchange market.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.  The Company’s Level 2 assets and liabilities include fixed maturity securities with quoted prices that are traded less frequently than exchange-traded instruments or assets and liabilities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.  This category generally includes U.S. Government and agency mortgage-backed debt securities and corporate debt securities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.  This category generally includes investments where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

The Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy.  If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.  A review of fair value hierarchy classifications is conducted on a quarterly basis.  Changes in the valuation inputs, or their ability to be observed, may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting the levels of the fair value hierarchy are reported as transfers in and out of the specific level category as of the beginning of the period in which the reclassifications occur.

The Company’s fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of December 31, 2015 and 2014 is summarized as follows:

December 31, 2015	Level 1	Level 2	Level 3	Total

Fixed maturity securities, available- for-sale
Corporate bonds	$-	$2,275,346	$-	$2,275,346
Total fixed maturity securities	$-	$2,275,346	$-	$2,275,346

December 31, 2014	Level 1	Level 2	Level 3	Total
Fixed maturity securities, available- for-sale
Corporate bonds	$-	$2,353,970	$-	$2,353,970
Total fixed maturity securities	$-	$2,353,970	$-	$2,353,970

Texas Republic Capital Corporation

Notes to Financial Statements

December 31, 2015 and 2014

3.           Fair Value Measurements (continued)

Fair values for Level 2 assets for the Company’s fixed maturity securities available-for-sale are primarily based on prices supplied by a third party investment service.  The third party investment service provides quoted prices in the market which use observable inputs in developing such rates.

The Company analyzes market valuations received to verify reasonableness and to understand the key assumptions used and the sources.  Since the fixed maturity securities owned by the Company do not trade on a daily basis, the third party investment service prepares estimates of fair value measurements using relevant market data, benchmark curves, sector groupings and matrix pricing.  As the fair value estimates of the Company’s fixed maturity securities are based on observable market information rather than market quotes, the estimates of fair value on these fixed maturity securities are included in Level 2 of the hierarchy.  The Company’s Level 2 investments include corporate bonds.

The Company’s fixed maturity securities available-for-sale portfolio is highly liquid and allows for a high percentage of the portfolio to be priced through pricing services.

Fair Value of Financial Instruments

The carrying amount and fair value of the Company’s financial assets disclosed, but not carried, at fair value as of December 31, 2015 and 2014, and the level within the fair value hierarchy at which such assets and liabilities are measured on a recurring basis are summarized as follows:

Financial Instruments Disclosed, But Not Carried, at Fair Value:

	December 31, 2015
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$8,975,991	$8,975,991	$8,975,991	$-	$-
Accrued investment income	22,709	22,709	-	-	22,709
Notes receivable	39,041	39,041	-	-	39,041
Total financial assets	$9,037,741	$9,037,741	$8,975,991	$-	$61,750

	December 31, 2014
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$8,056,227	$8,056,227	$8,056,227	$-	$-
Accrued investment income	22,709	22,709	-	-	22,709
Notes receivable	38,696	38,696	-	-	38,696
Total financial assets	$8,117,632	$8,117,632	$8,056.227	$-	$61,405

The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.  However, considerable judgment was required to interpret market data to develop these estimates.  Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange.  The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

Texas Republic Capital Corporation

Notes to Financial Statements

December 31, 2015 and 2014

3.           Fair Value Measurements (continued)

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments in the accompanying financial statements and notes thereto:

Fixed Maturity Securities

The fair value of fixed maturity and equity securities are based on the principles previously discussed as Level 1, Level 2 and Level 3.

Cash and Cash Equivalents, Notes Receivable and Accrued Investment Income

The carrying value of these financial instruments approximates their fair values.  Cash and cash equivalents are included in Level 1 of the fair value hierarchy due to their highly liquid nature.

4.           Property and Equipment

Property and equipment as of December 31, 2015 and 2014 is summarized as follows:

	December 31, 2015	December 31, 2014
Total property and equipment	$7,657	$5,658
Less – accumulated depreciation	(2,860)	(808)
Property and equipment net of accumulated depreciation	$4,797	$4,850

5.           Income Taxes

The Company annually files federal income tax returns with the Internal Revenue Service.  Temporary differences between financial reporting and tax are not expected to be significant.  The 2012 through 2015 U.S. federal tax years are subject to income tax examination by tax authorities.

As of December 31, 2015, the Company has recognized in the financial statements the effects of all tax positions and continually evaluates expiring statutes of limitations, audits, changes in tax law and new authoritative rulings. The Company is not aware of any circumstances or events that make it reasonably possible that unrecognized tax benefits may increase or decrease within 12 months of the balance sheet date. Penalties and interest assessed by taxing authorities are included in the provision for income taxes, if applicable. There were no interest or penalties paid during 2015 and 2014.

A valuation allowance of $664,926 has been established for the amount of net operating losses arising from 2012 through 2015 since the Company has not demonstrated the ability to generate taxable income.

6.           Concentrations of Credit Risk

The Company’s cash is held at Plains Capital Bank in Austin, Texas and UBS Financial Services, Inc. in Lexington, Kentucky.  The Federal Deposit Insurance Corporation insures non-interest bearing accounts up to $250,000.  Uninsured balances aggregate $7,846,083 as of December 31, 2015.  The Company monitors the solvency of all financial institutions in which it has funds to minimize the exposure for loss.  The Company has not experienced any losses in this account and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Texas Republic Capital Corporation

Notes to Financial Statements

December 31, 2015 and 2014

7.           Lease Commitment

The Company entered into a lease with a third party lessor in 2012 for utilization of office space in Dallas, Texas.  The lease agreement was for a thirteen month period from November 8, 2012 through November 30, 2013.  The lease agreement required the initial payment of a $1,198 retainer in November 2012 and a monthly minimum office fee payment of $599 for the term of the lease.  As of December 31, 2013, the lease was on a month-to-month basis.

On February 27, 2014 the Company entered into a lease for office space in Austin, Texas for the period May 1, 2014 through May 31, 2017.  The lease required a deposit in the amount of $3,992 and also abated the first month’s rent.  The monthly rental payments are $2,432 for the first twelve months with annual increases of approximately 3% thereafter and the Company also pays a pro rata share of the operating expenses of the building.  Rent expense under the lease agreements was $45,502 and $26,195 for the years ended December 31, 2015 and 2014, respectively.  Future minimum lease payments and a pro rata share of the buildings operating expenses to be paid under non-cancellable lease agreements are $50,118 in 2016 and $21,031 in 2017.

8.           Reclassifications

Certain reclassifications have been made in the prior year financial statements to conform to current year classifications.  These reclassifications had no effect on previously reported net loss or shareholders' equity.

FINANCIAL STATEMENTS

TEXAS REPUBLIC CAPITAL CORPORATION

March 31, 2016 and 2015

F-

TEXAS REPUBLIC CAPITAL CORPORATION
FINANCIAL STATEMENTS
FOR QUARTERLY PERIOD ENDED MARCH 31, 2016

Texas Republic Capital Corporation
Statements of Financial Position

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Available-for-sale fixed maturity securities as fair value
(Amortized cost: $2,284,968 and $2,284,507 as of March 31, 2016 and December 31, 2015, respectively)	$2,331,723	$2,275,346
Cash and cash equivalents	9,067,227	8,975,991
Accrued investment income	26,384	22,709
Notes receivable	49,481	39,041
Prepaid expenses	4,235	-
Security deposit	3,992	3,992
Property and equipment, net	4,328	4,797
Total assets	$11,487,730	$11,321,876

Liabilities and Shareholders’ Equity
Accounts payable	$23,497	$18,848
Total liabilities	$23,497	18,848

Shareholders’ equity
Common stock, par value $.01 per share, 25,000,000 shares authorized and 12,865,000 issued and outstanding as of March 31, 2016 and December 31, 2015 and 1,074,147 and 1,009,145 subscribed as of March 31, 2016 and December 31, 2015, respectively	139,391	138,742
Additional paid-capital	15,567,844	15,243,483
Offering costs	(2,161,003)	(2,118,916)
Accumulated other comprehensive income (loss)	46,755	(9,161)
Accumulated deficit	(2,128,7654)	(1,951,120)

Total shareholders’ equity	11,464,233	11,303,028

Total liabilities and shareholders’ equity	11,487,730	$11,321,876

See notes to financial statements (unaudited)

Texas Republic Capital Corporation
Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Revenues
Net investment income	$22,296	$22,904
Total revenues	22,926	22,904

Expenses
Salaries and wages	103,550	105,649
Employee benefits	18,969	12,584
Taxes, licenses and fees	13,760	8,469
Office rent	12,704	8,126
Director fees	2,500	-
Third-party administration fees	10,205	10,284
Service and transfer agent fees	3,444	3,504
Travel, meals and entertainment	6,232	5,402
Professional fees	20,144	-
Furniture, equipment and software	715	1,208
Office and other expenses	8,337	9,980
Total expenses	200,560	165,206

Net loss	$(177,634)	$(142,302)

Net loss per common share issued and subscribed	$(0.01)	$(0.01)

See notes to financial statements (unaudited)

Texas Republic Capital Corporation
Statements of Comprehensive Loss
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Net loss	$(177,634)	$(142,302)

Other comprehensive income (loss)

Total net unrealized gains (losses) arising during the period	46,755	116,401

Total comprehensive income (loss)	(80,426)	116,401

Total comprehensive loss	$(130,879)	$(25,901)

See notes to financial statements (unaudited)

Texas Republic Capital Corporation
Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Operating activities
Net loss	$(177,634)	$(142,302)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount on investments	(461)	(440)
Provision for depreciation	469	467
Change in assets and liabilities:
Accrued investment income	(3,675)	(3675)
Prepaid expenses	(4,235)	-
Notes receivable	(10,800)	(11,095)
Accounts payable	4,649	(10,000)
Net cash used in operating activities	(191,687)	(167,045)

Investing activities
Purchases of furniture and equipment	-	(1,999)
Net cash used in investing activities	-	(1,999)

Financing activities
Proceeds from private stock offerings	325,010	413,350
Offering costs	(42,087)	(81,921)
Net cash provided by financing activities	282,923	331,429

Increase in cash and cash equivalents
Cash and cash equivalents, beginning of period	91,236	162,385
Cash and cash equivalents, end of period	8,975,991	8,056,227
	$9,067,227	$8,218,612

See notes to financial statements (unaudited)

Texas Republic Capital Corporation
Notes to Financial Statements
March 31, 2016 and 2015 (Unaudited)

1.	Organization and Significant Accounting Policies

Nature of Operations

Texas Republic Capital Corporation (the “Company”), was incorporated in Texas on May 15, 2012, for the primary purpose of forming and/or acquiring a life insurance company or insurance related companies and the formation of other financial services businesses.  Since incorporation, the Company has been involved in the sale of common stock to provide working capital.  The Company has completed three private placement stock offerings and, during 2014, initiated an intrastate public stock offering in the state of Texas.  The public stock offering intends to raise $25,000,000 by offering 5,000,000 of its Class A common stock.

The Company raised $10,336,500 and incurred $1,215,569 of offering costs through the issuance and subscription of 12,865,000 shares from the private placement offerings.  Through March 31, 2016, the Company has raised $5,370,735 and incurred $945,434 of offering costs through the subscription of 1,074,147 shares from the intrastate public offering.
Basis of Presentation
The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Investments

Fixed maturity securities are comprised of bonds that are classified as available-for-sale and are carried at fair value with unrealized gains and losses, net of applicable income taxes, reported in accumulated other comprehensive income.  The amortized cost of fixed maturity securities available-for-sale is adjusted for amortization of premium and accretion of discount to maturity.

Interest income, as well as the related amortization of premium and accretion of discount, is included in net investment income under the effective yield method.  The amortized cost of fixed maturity securities available-for-sale is written down to fair value when a decline in value is considered to be other-than-temporary.

The Company evaluates the difference between the cost or amortized cost and estimated fair value of its investments to determine whether any decline in value is other-than-temporary in nature.  This determination involves a degree of uncertainty.  If a decline in the fair value of a security is determined to be temporary, the decline is recorded as an unrealized loss in stockholders' equity.  If a decline in a security's fair value is considered to be other-than-temporary, the Company then determines the proper treatment for the other-than-temporary impairment.  For fixed maturity securities available-for-sale, the amount of any other-than-temporary impairment related to a credit loss is recognized in earnings and reflected as a reduction in the cost basis of the security; and the amount of any other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss) with no change to the cost basis of the security.

The assessment of whether a decline in fair value is considered temporary or other-than-temporary includes management's judgment as to the financial position and future prospects of the entity issuing the security.  It is not possible to accurately predict when it may be determined that a specific security will become impaired.  Future adverse changes in market conditions, poor operating results of underlying investments and defaults on mortgage loan payments could result in losses or an inability to recover the current carrying value of the investments, thereby possibly requiring an impairment charge in the future.

Texas Republic Capital Corporation
Notes to Financial Statements
March 31, 2016 and 2015 (Unaudited)

1.	Organization and Significant Accounting Policies (continued)

Likewise, if a change occurs in the Company’s intent to sell temporarily impaired securities prior to maturity or recovery in value, or if it becomes more likely than not that the Company will be required to sell such securities prior to recovery in value or maturity, a future impairment charge could result.  If an other-than-temporary impairment related to a credit loss occurs with respect to a bond, the Company amortizes the reduced book value back to the security's expected recovery value over the remaining term of the bond.  The Company continues to review the security for further impairment that would prompt another write-down in the value.

Purchases and sales of securities are recorded on a trade-date basis.  Interest earned on investments is recorded on the accrual basis and is included in net investment income.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks and money market instruments.

Notes Receivable

Notes receivable are recorded at unpaid principal balances.  Management evaluates the collectability of notes receivable on the specific identification basis. Uncollectible amounts are reported in the results of operations in the year the determination is made.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation or amortization. Office furniture, equipment  and EDP equipment is recorded at cost or fair value at acquisition less accumulated depreciation or amortization using the straight-line method over the estimated useful life of the respective assets of three to seven years.

Common Stock

Common stock is fully paid, non-assessable and has a par value of $.01 per share.

Federal Income Taxes

The Company uses the asset and liability method of accounting for income taxes.  Deferred income taxes are provided for cumulative temporary differences between balances of assets and liabilities determined under GAAP and balances determined using tax bases.

Offering Costs

Certain costs directly related to the sale of the Company's securities are capitalized against the proceeds from the sales. These costs include legal fees, recruiting and training expenses, commissions, printing, mailing and other expenses related to the offering.

Net Loss Per Common Share Issued and Subscribed

Net loss per common share is calculated using the weighted average number of common shares outstanding and subscribed during the year. Shares sold during the period are considered to be outstanding for one half of the month in which they were sold. The weighted average common shares outstanding were 13,900,280 and 13,541,995 for the three months ended March 31, 2016 and 2015, respectively.

Texas Republic Capital Corporation
Notes to Financial Statements
March 31, 2016 and 2015 (Unaudited)

1.	Organization and Significant Accounting Policies (continued)

Subsequent Events

Management has evaluated subsequent events for recognition and disclosure in the financial statements through May 5, 2016, which is the date the financial statements were available to be issued.

Recent Accounting Pronouncements

Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation

In June 2014, the Financial Accounting Standards Board issued updated guidance to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements for development stage entities. The guidance removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the distinction between development stage entities and other reporting entities. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

The updated guidance is effective for public business entities for annual reporting periods beginning after
December 15, 2014, and interim periods therein. For other entities, the amendments are effective for annual reporting periods beginning after December 15, 2014, and interim reporting periods beginning after December 15, 2015. Early adoption is permitted. The Company adopted this guidance for the year ended December 31, 2014. The adoption of this guidance did not have a material effect on the Company's results of operations, financial position or liquidity.

2.       Investments

Fixed Maturity and Equity Securities Available-For-Sale

Investments in fixed maturity securities available-for-sale as of March 31, 2016 and December 31, 2015 are summarized as follows:

March 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed maturity securities
Corporate bonds	$ 2,284,968	$ 98,110	$ 51,358	$ 2,331,723
Total fixed maturity securities	$ 2,284,968	$ 98,110	$ 51,358	$ 2,331,723

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed maturity securities
Corporate bonds	$ 2,284,507	$ 45,579	$ 54,740	$ 2,275,346
Total fixed maturity securities	$ 2,284,507	$ 45,579	$ 54,740	$ 2,275,346

Texas Republic Capital Corporation
Notes to Financial Statements
March 31, 2016 and 2015 (Unaudited)

2.       Investments (continued)

For securities in an unrealized loss position as of the financial statement dates, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position as of March 31, 2016 and December 31, 2015 are summarized as follows:

March 31, 2016 (Unaudited)	Fair Value	Unrealized Loss	Number of Securities
Fixed maturity securities
Less than 12 months
Corporate bonds	$ 238,261	$ 10,002	2

Greater than 12 months
Corporate bonds	$ 160,222	$41,356	2
Total fixed maturity securities	$ 399,222	$ 51,358	4

December 31, 2015	Fair Value	Unrealized Loss	Number of Securities
Fixed maturity securities
Less than 12 months
Corporate bonds	$ 479,829	$ 17,830	4

Greater than 12 months
Corporate bonds	$ 165,464	$ 36,910	2
Total fixed maturity securities	$ 645,293	$ 54,740	6

As of March 31, 2016 and December 31, 2015 all of the fixed maturity securities had a fair value to amortized cost ratio equal to or greater than 69% and 72%, respectively.  One fixed maturity security with a par value of $150,000 is below investment grade as rated by Standard and Poor’s as of March 31, 2016 and December 31, 2015.

The Company’s decision to record an impairment loss is primarily based on whether the security’s fair value is likely to remain significantly below its book value based on all of the factors considered.  Factors that are considered include the length of time the security’s fair value has been below its carrying amount, the severity of the decline in value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer.  The Company also assesses whether it intends to sell or whether it is more likely than not that it may be required to sell the security prior to its recovery in value.

For any fixed maturity securities that are other-than-temporarily impaired, the Company determines the portion of the other-than-temporary impairment that is credit-related and the portion that is related to other factors.  The credit-related portion is the difference between the expected future cash flows and the amortized cost basis of the fixed maturity security, and that difference is charged to earnings.  The non-credit-related portion representing the remaining difference to fair value is recognized in other comprehensive income (loss).

Only in the case of a credit-related impairment where management has the intent to sell the security, or it is more likely than not that it will be required to sell the security before recovery of its cost basis, is a fixed maturity security adjusted to fair value and the resulting losses recognized in realized gains (losses) in the consolidated statements of operations.  Any other-than-temporary impairments on equity securities are recorded in the consolidated statements of operations in the periods incurred as the difference between fair value and cost.

Based on management’s review, the Company experienced no other-than-temporary impairments as of March 31, 2016 and the year ended December 31, 2015.

2.       Investments (continued)

Management believes that the Company will fully recover its cost basis in the securities held as of March 31, 2016, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature.  The temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.

Net unrealized gains (losses) included in other comprehensive income (loss) for investments classified as available-for-sale are summarized as follows:

	(Unaudited) March 31, 2016	December 31, 2105
Net unrealized appreciation (depreciation) On available-for-sale securities	$ 45,755	$ (9,161)

The amortized cost and fair value of fixed maturity available-for-sale securities as of March 31, 2016, by contractual maturity, are summarized as follows:

(Unaudited)
	Amortized Cost	Fair Value
Due after five years through ten years	$ 2,284,968	$ 2,331,723

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Major categories of net investment income for the three months ended March 31, 2016 and 2015 are summarized as follows:

	(Unaudited) (For the three months ended March 31,
	2016	2015

Fixed maturity securities	$ 22,904	$ 22,884
Shor-term and other investments	22	20
Net investment income	$ 22,926	$ 22,904

3.       Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) on the measurement date.  The Company also considers the impact on fair value of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity.

The Company holds fixed maturity securities that are measured and reported at fair market value on the statement of financial position.  The Company determines the fair market values of its financial instruments based on the fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value, as follows:

Texas Republic Capital Corporation
Notes to Financial Statements
March 31, 2016 and 2015 (Unaudited)

3.       Fair Value Measurements (Continued)

Level 1 - Quoted prices in active markets for identical assets or liabilities. The Company has no Level 1 assets that would include securities traded in an active exchange market.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.  The Company’s Level 2 assets and liabilities include fixed maturity securities with quoted prices that are traded less frequently than exchange-traded instruments or assets and liabilities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.  This category generally includes U.S. Government and agency mortgage-backed debt securities and corporate debt securities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.  This category generally includes investments where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

The Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy.  If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.  A review of fair value hierarchy classifications is conducted on a quarterly basis.  Changes in the valuation inputs, or their ability to be observed, may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting the levels of the fair value hierarchy are reported as transfers in and out of the specific level category as of the beginning of the period in which the reclassifications occur.

The Company’s fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of March 31, 2016 and December 31, 2015 are summarized as follows:

March 31, 2016 (Unaudited)	Level 1	Level 2	Level 3	Total
Fixed maturity securities, available-for-sale
Corporate bonds	$ -	$ 2,331,723	$ -	$ 2,331,723
Total fixed maturity securities	$ -	$ 2,331,723	$ -	$ 2,331,723

December 31, 2015	Level 1	Level 2	Level 3	Total
Fixed maturity securities, available-for-sale
Corporate bonds	$ -	$ 2,275,346	$ -	$ 2,275,346
Total fixed maturity securities	$ -	$ 2,275,346	$ -	$ 2,275,346

Fair values for Level 2 assets for the Company’s fixed maturity securities available-for-sale are primarily based on prices supplied by a third party investment service.  The third party investment service provides quoted prices in the market which use observable inputs in developing such rates.

The Company analyzes market valuations received to verify reasonableness and to understand the key assumptions used and the sources.  Since the fixed maturity securities owned by the Company do not trade on a daily basis, the third party investment service prepares estimates of fair value measurements using relevant market data, benchmark curves, sector groupings and matrix pricing.  As the fair value estimates of the Company’s fixed maturity securities are based on observable market information rather than market quotes, the estimates of fair value on these fixed maturity securities are included in Level 2 of the hierarchy.  The Company’s Level 2 investments include corporate bonds.

The Company’s fixed maturity securities available-for-sale portfolio is highly liquid and allows for a high percentage of the portfolio to be priced through pricing services.
3.       Fair Value Measurements (Continued)

Fair Value of Financial Instruments

The carrying amount and fair value of the Company’s financial assets disclosed, but not carried, at fair value as of December 31, 2015 and 2014, and the level within the fair value hierarchy at which such assets and liabilities are measured on a recurring basis are summarized as follows:

Financial Instruments Disclosed, But Not Carried, at Fair Value:

	March 31, 2106 (Unaudited)
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and cash equivalents	$ 9,067,227	$ 9,067,227	$ 9,067,227	$ -	$ -
Accrued investment income	26,384	26,384	-	-	26,384
Notes receivable	49,841	49,841	$ -		49,841
Total financial assets	$ 9,143,452	$ 9,143,452	$ 9,067,227	$ -	$ 76,225

	December 31, 2015
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets	$ 8,975,991	$ 8,975,991	$ 8,975,991	$ -	$ -
Cash and cash equivalents	22,709	22,709	-	-	22,709
Notes receivable	39,041	39,041	-	-	39,041
Total financial assets	$ 9,037,741	$ 9,037,741	$ 8,975,991	$ -	$ 61,750

The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.  However, considerable judgment was required to interpret market data to develop these estimates.  Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange.  The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments in the accompanying financial statements and notes thereto:

Fixed Maturity Securities

The fair value of fixed maturity and equity securities are based on the principles previously discussed as Level 1, Level 2 and Level 3.

Cash and Cash Equivalents and Accrued Investment Income

The carrying value of these financial instruments approximates their fair values.  Cash and cash equivalents are included in Level 1 of the fair value hierarchy due to their highly liquid nature.

Texas Republic Capital Corporation
Notes to Financial Statements
March 31, 2016 and 2015 (Unaudited)

4.	Property and Equipment

Property and equipment as of December 31, 2015 and 2014 is summarized as follows:

	(Unaudited) March 31, 2016	December 31, 2105
Total property and equipment	$ 7,657	$ 7,657
Less – accumulated depreciation	(3,329)	(2,860)
Property and equipment net of accumulated depreciation	$ 4,328	$ 4,797

5.       Income Taxes

The Company annually files federal income tax returns with the Internal Revenue Service.  Temporary differences between financial reporting and tax are not expected to be significant.  The 2012 through 2015 U.S. federal tax years are subject to income tax examination by tax authorities.

As of the three months ended March 31, 2016, the Company has recognized in the financial statements the effects of all tax positions and continually evaluates expiring statutes of limitations, audits, changes in tax law and new authoritative rulings. The Company is not aware of any circumstances or events that make it reasonably possible that unrecognized tax benefits may increase or decrease within 12 months of the balance sheet date. Penalties and interest assessed by taxing authorities are included in the provision for income taxes, if applicable. There were no interest or penalties paid during the three months ended March 31, 2016 and 2015.

A valuation allowance of $707,749 has been established for the amount of net operating losses arising from 2012 through March 31, 2016 since the Company has not demonstrated the ability to generate taxable income.

6.	Concentrations of Credit Risk

The Company’s cash is held at Plains Capital Bank in Austin, Texas and UBS Financial Services, Inc. in Lexington, Kentucky.  The Federal Deposit Insurance Corporation insures non-interest bearing accounts up to $250,000.  Uninsured balances aggregate $7,926,491 as of March 31, 2016.  The Company monitors the solvency of all financial institutions in which it has funds to minimize the exposure for loss.  The Company has not experienced any losses in this account and believes it is not exposed to any significant credit risk on cash and cash equivalents.

7.	Lease Commitment

The Company entered into a lease with a third party lessor in 2014 for utilization of office space in Austin, Texas.  The lease agreement was for the period May 1, 2014 through May 31, 2017.  The lease required a deposit in the amount of $3,992 and also abated the first month’s rent.  The monthly rental payments are $2,432 for the first twelve months with annual increases of approximately 3% thereafter and the Company also pays a pro rata share of the operating expenses of the building.  Rent expense under the lease agreements was $12,704 and $8,126 for the three months ended March 31, 2016 and 2015, respectively.  Future minimum lease payments and a pro rata share of the buildings operating expenses to be paid under non-cancellable lease agreements are $38,616 for April 1, 2016 through December 31, 2016 and $21,533 in 2017.

8.	Reclassifications

Certain reclassifications have been made in the prior year financial statements to conform to current year classifications.  These reclassifications had no effect on previously reported net loss or shareholders' equity.